Skystar to Present at Upcoming Investor Conferences

XI'AN, CHINA —  March 2, 2010 — Skystar Bio-Pharmaceutical Company (Nasdaq: SKBI) ("Skystar" or the “Company”), a China-based producer and distributor of veterinary medicines, vaccines, micro-organisms and feed additives, today announced that the Company will present at the following investor conferences:

•	Rodman & Renshaw Annual China Investment Conference at The Regent Hotel in Beijing, China on March 8, 2010 at 2:25pm Beijing time (1:25am Eastern time);
•	Roth 22nd Annual OC Growth Stock Conference at The Ritz-Carlton in Laguna Niguel, California on March 17, 2010 at 8:30am Pacific time.

An audio and slide webcast of each presentation will be available under the “Events and Presentations” page on the “Investor Relations” section of the Company’s website at http://www.ir-site.com/skystar/events.asp. Following the live presentations, archives will be available for 90 days.

To request a one-on-one meeting or to be added to Skystar’s email list, please contact Brandi Floberg at skystar@tpg-ir.com or call 212-481-2050.

About Skystar Bio-Pharmaceutical Company

Skystar is a China-based developer and distributor of veterinary healthcare and medical care products. Skystar has four product lines (veterinary medicines, micro-organisms, vaccines and feed additives) and over 170 products, with over 40 additional products in the developmental stage. Skystar has formed strategic sales distribution networks covering 29 provinces throughout China. For additional information, please visit http://www.skystarbio-pharmaceutical.com.

To be added to the Company's email distribution for future news releases, please send your request to skystar@tpg-ir.com.

Forward-looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

Contacts

The Piacente Group, Inc. (Investor Relations Counsel)
     Brandi Floberg
     (212) 481-2050
     skystar@tpg-ir.com

Skystar Bio-Pharmaceutical Company
     Scott Cramer
     Director - U.S. Representative
     (407) 645-4433
     scramer@skystarbio-pharmaceutical.com

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